Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-196550, 333-202919, 333-209723, 333-216136, 333-223093, 333-229730, 333-236426, 333-249591, 333-253277 and 333-262733 ) of Arista Networks, Inc. of our reports dated February 13, 2023, with respect to the consolidated financial statements of Arista Networks, Inc. and the effectiveness of internal control over financial reporting of Arista Networks, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Jose, California
February 13, 2023